Exhibit 99.1

Genie Energy Ltd. Reports First Quarter Results

•	IDT Energy Continued Strong Growth - Added 37,000 Net New Meters During Quarter

•	Gross Profit and Gross Margin Increased Despite Impact of Adverse Weather

•	Genie Energy declared $0.05 Per Share Dividend for Quarter

NEWARK, NJ — May 10, 2012:  Genie Energy Ltd., (NYSE: GNE) reported net income attributable to Genie Energy of $0.6 million ($0.03 per diluted share) for the three month period ended March 31, 2012.

FINANCIAL HIGHLIGHTS

•	Revenues of $57.5 million - a 9.3% decrease compared to 1Q11 reflecting weather driven decrease in natural gas demand and falling energy prices

•	Gross profit of $18.0 million - a 5.1% increase compared to 1Q11

•	SG&A expenses of $12.4 million - a 60.7% increase compared to 1Q11 reflecting accelerated customer acquisitions

•
Consolidated EBITDA and Income from operations of $2.7 million – compared to $6.5 million in 1Q11 reflecting the impacts of increased customer acquisition costs and the unseasonably mild winter heating season

•	Diluted EPS of $0.03 - compared to $0.12 in 1Q11

•	Net cash provided by operating activities of $1.5 million - compared to $1.8 million in 1Q11

MANAGEMENT COMMENTS

Claude Pupkin, Genie Energy’s CEO, said, “Genie Energy’s results this quarter confirm the underlying strength of our business model.  Due to the very mild winter, IDT Energy’s EBITDA was significantly lower than it would have been given normal winter weather.  At Genie Oil and Gas, we continued to make progress toward start-up of pilot operations in Colorado, and are moving ahead with permitting our pilot plant in Israel.”

Geoff Rochwarger, Vice Chairman of Genie Energy and CEO of IDT Energy, said, “IDT Energy continues its rapid growth.  We enrolled 37,000 net new meters over the past three months.  The costs for these customer acquisitions were fully expensed when incurred, and impacted our bottom line this quarter.  We were also impacted by the mildest winter in a generation as temperatures in New York State were 24% warmer than a year ago.  Overall, this quarter’s results are positive indicators of strong future performance.”

DIVIDEND

Genie Energy will pay an ordinary cash dividend of $0.05 per share on May 30, 2012 to stockholders of Class A and Class B Common stock as of the record date, May 21, 2012.  The ex-dividend date will be May 17, 2012.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

As of March 31, 2012, Genie Energy had $147.4 million in total assets including $101.9 million in cash, cash equivalents and restricted cash.  Genie Energy’s liabilities totaled $26.0 million, with no debt outstanding.

Net cash provided by operating activities was $1.5 million during 1Q12, compared to $1.8 million provided by operating activities during 1Q11.

GENIE ENERGY CONSOLIDATED RESULTS

$ in millions, except EPS	1Q12	1Q11	YoY Change (%/$)
Revenues	$57.5	$63.4	(9.3)%
Gross profit	$18.0	$17.2	+5.1%
Gross margin percentage	31.4%	27.1%	+430 basis points
SG&A expense	$12.4	$7.7	+60.7%
Research and development expense	$2.1	$2.3	(9.0)%
Equity in the net loss of AMSO, LLC	$0.8	$0.7	+25.4%
EBITDA and Income from operations	$2.7	$6.5	(58.0)%
Net income attributable to Genie	$0.6	$2.7	(78.0)%
Diluted EPS attributable to Genie	$0.03	$0.12	$(0.09)
Net cash provided by operating activities	$1.5	$1.8	(14.9)%

Genie Energy’s revenues, direct costs of revenues, and gross profit are generated entirely by its retail energy provider business, IDT Energy.  Please see the results of the IDT Energy segment below.

SG&A expenses increased 60.7% year over year to $12.4 million.  The increase primarily reflects the increased costs of customer acquisition and related marketing programs at IDT Energy.  In addition, Corporate SG&A expenses increased reflecting the incremental expenses associated with being a separate public company following Genie’s spin-off from IDT Corporation (NYSE: IDT) in 4Q11.

Research and development costs during 1Q12, all of which were fully expensed, were $2.1 million, a 9.0% decrease year over year.

Genie Energy’s EBITDA and Income from operations were both $2.7 million in 1Q12, compared to $6.5 million in 1Q11. EBITDA was negatively affected by the unseasonably mild winter weather which reduced per customer gas (and, to a lesser extent, electric) demand at IDT Energy, and by the increase in customer acquisition costs.  These impacts were partially offset by the year over year growth in IDT Energy’s customer base.

Genie Energy’s operational results were significantly and adversely impacted by the unseasonably warm weather the Northeastern U.S. experienced in January through March.  Natural gas sales during the winter heating season and electric sales during the summer cooling season are the largest sources of IDT Energy’s revenues and earnings.  The number of heating degree days in New York State – a measure of outside air temperature designed to reflect the energy required for heating - was 24% less in January through March than in the same period in 2011. In aggregate, we estimate that the unseasonable weather reduced EBITDA for the quarter by approximately $2.0 million compared to a more typical heating season.

It is important to note that fluctuations from normal weather patterns will routinely impact IDT Energy’s results.  Management anticipates discussing or quantifying weather driven impacts such as heating degree days only when they are substantial and material.

Interest expenses and financing fees, net, were $0.7 million in 1Q12, primarily reflecting the volumetric financing fees charged by IDT Energy’s preferred supplier.  The provision for income tax expense was $0.8 million.

The net income attributable to Genie Energy was $0.6 million ($0.03 per diluted share) in 1Q12 compared to $2.7 million ($0.12 per diluted share) in the year ago period.

RESULTS BY SEGMENT

IDT Energy

$ in millions	1Q12	4Q11	1Q11	YoY Change (%/$)
Total revenues	$57.5	$39.7	$63.4	(9.3)%
Electric revenues	$31.7	$23.6	$31.4	+1.1%
Gas revenues	$25.8	$16.0	$32.0	(19.5)%
Gross profit	$18.0	$9.5	$17.2	+5.1%
Gross margin percentage	31.4%	24.0%	27.1%	+430 basis points
SG&A expense	$10.7	$8.1	$7.3	+45.9%
EBITDA and Income from operations	$7.4	$1.5	$9.9	(25.2)%

During 1Q12 IDT Energy entered an additional electric territory in Pennsylvania, Duquesne Light, with an addressable market of approximately six hundred thousand meters.  In calendar 2011, IDT Energy entered six new territories in Pennsylvania and New Jersey (four electric, one gas, and one dual electric and gas) with an aggregate addressable market of approximately 4.8 million customers.

At March 31, 2012, IDT Energy has approximately 475,000 meters enrolled (289,000 electric and 186,000 natural gas), an increase of 26% year over year. Net of churn, IDT Energy enrolled 37,000 meters in 1Q12 compared to 9,000 in 1Q11 and 8,000 in 4Q11.

Meters at end of Quarter (in thousands)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Electricity meters	289	254	247	224	210
Natural gas meters	186	184	183	172	167
Total	475	438	430	396	377

Average monthly churn was 6.4% in the three months ended March 31, 2012, a decrease from the 6.8% average monthly churn rate in 4Q11 but an increase compared to the 4.6% monthly churn in 1Q11.  Year over year, the increase in churn primarily resulted from both the increase in the rate of gross customer acquisitions as new customers tend to have higher initial churn rates and increased competition in some key utility markets.

IDT Energy’s residential customer equivalents (RCE’s) increased 24% to approximately 258,000 at March 31, 2012 compared to 208,000 a year earlier.

RCE’s at end of Quarter (in thousands)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Electricity customers	176	153	142	135	119
Natural gas customers	82	95	100	99	89
Total	258	248	242	234	208

Electric RCEs increased 48% to 176,000 at March 31, 2012 compared to the year ago amount reflecting both increases in the number of electric meters served and in average consumption per meter as IDT Energy added higher consumption meters, primarily in Pennsylvania.  Electric RCE’s were impacted by the mild winter much less than natural gas, which is primarily a heating fuel.

Natural gas RCEs decreased 8% year over year to 82,000.  RCEs are calculated based on each meter’s trailing 12 month consumption history and were negatively impacted by the unseasonably mild winter.  In addition, the new gas meters acquired during the three months ended March 31, 2012 were concentrated in areas that have lower average RCEs than IDT Energy’s overall gas meter portfolio.

IDT Energy’s revenues during the first quarter of 2012 were $57.5 million, compared to $63.4 million in the year ago quarter.

Electric revenues increased 1.1% to $31.7 million, reflecting a significant increase in kWh sold because of the increase in electric meter RCEs, offset by a decline in average revenue per kWh of electricity sold, primarily reflecting a reduction in market rates for electricity compared to the same period a year ago.

Natural gas revenues were $25.8 million during 1Q12, a 19.5% decrease compared to 1Q11.  The reduction in natural gas sales reflected reduced customer demand as a result of the unseasonably mild winter, and a decline in average revenue per therm sold as natural gas prices continued to decrease.

Despite the decrease in revenues, gross profit increased in 1Q12 to $18.0 million compared to $17.2 in 1Q11.

IDT Energy’s gross margin during 1Q12 was 31.4%, a 430 basis point increase year over year.  The improvement reflected improved margins on electric sales, which increased 250 basis points to 36.5%, and on natural gas sales, which increased 470 basis points to 25.0%.

IDT Energy’s SG&A expense during 1Q12 was $10.7 million, a 45.9% increase year over year.  Total customer acquisition and marketing costs accounted for approximately 58% of IDT Energy’s SG&A expenses.  Approximately $2.7 million of the total $3.4 million year over year increase was due to increased customer acquisition costs.  IDT Energy acquired 108,000 gross new meters in 1Q12 compared to 49,000 in 1Q11.

IDT Energy generated $7.4 million in EBITDA and Income from operations during 1Q12, a 25.2% decline ($2.5 million) year over year.  The reduction was substantially the result of reduced natural gas sales related to the unseasonably warm winter and increased customer acquisition and related marketing expenses.

Genie Oil and Gas (GOGAS)

GOGAS generates no revenue.  Its operating expenses consist primarily of research and development expenses incurred by Israel Energy Initiatives, Ltd. (IEI), and by its global resource exploration, intellectual property development and other business development efforts.  GOGAS accounts for its investment in AMSO, LLC using the equity method.

During 1Q12, GOGAS reported $2.3 million of combined R&D and G&A expenses.  In the year ago quarter, total expenses were $2.5 million.  Equity in the net loss of AMSO, LLC was $0.8 million in 1Q12 compared to $0.7 million in the year ago quarter. GOGAS’ Loss from operations was $3.1 million for both 1Q12 and 1Q11.

IEI holds an exclusive Oil Shale Exploration and Production License covering 238 square kilometers in the Shfela basin region in Israel.  During 1Q12, IEI continued to make progress on the design and other preparatory work required for pilot plant construction, while working with regulatory authorities to obtain the permits required before pilot construction can begin. IEI believes that those permits will be issued this year, and continues to plan for pilot test construction to begin next year if not further delayed by permitting, regulatory action or pending litigation.

AMSO, LLC is a joint venture oil shale exploration and production initiative with Total, S.A. operating pursuant to a federal Research, Development and Demonstration lease in Colorado. During 1Q12, AMSO, LLC continued with late-stage preparations for its pilot test.  The pilot test is intended to confirm the accuracy of several of the key underlying assumptions of AMSO, LLC’s proposed in-situ heating and retorting process.

Over the past two years, AMSO, LLC constructed a pilot facility to test certain key characteristics of its in-situ oil shale recovery process. It also received all permits required for pilot test operations. In January 2012, AMSO, LLC initiated a fully integrated commissioning test of the above and below ground facilities to determine their readiness for pilot test operations.  The test showed certain details to the facilities that must be corrected prior to proceeding with the pilot test and identified weaknesses in certain diagnostic equipment.  Fixes to all identified issues are in progress, and we expect to be able to proceed with the pilot as early as June 2012.  The equipment design and construction issues have no bearing on the underlying technology or ultimate success of the project and are part of the normal process of research and development.  Additional delays are possible before AMSO, LLC is able to operate its pilot test over a sustained period.  Given the complexity of the project and its innovative technical approach, such delays, though unwelcome, are not surprising.

SUMMARY OF RESULTS FOR CALENDAR YEARS 2011-2012

In connection with the change in Genie Energy’s fiscal year to a calendar year, historical unaudited results were recast to conform to the calendar quarter reporting periods. The unaudited financial data provided for 2Q11, 3Q11 and 4Q11 is preliminary and subject to adjustment.

GENIE ENERGY EARNINGS CONFERENCE CALL

Genie Energy’s management will host a conference call at 8:30 AM Eastern on May 10th to discuss financial and operational results, business outlook and strategy.  The call will begin with management’s remarks followed by Q&A with analysts and investors.

To participate in the Q&A, dial toll-free 1-877-317-6789 or 1-412-317-6789 (international) and request the Genie Energy call.

A listen-only webcast will be available at http://services.choruscall.com/links/genie120510.html.  The webcast will remain available in the ‘Investors’ section of the Genie Energy website (www.genie.com/investors) for one year after the call.   An audio replay will also be available one hour after the call concludes through May 16, 2012 by dialing 1-877-344-7529 or 1-412-317-0088 (international) and providing the conference number - 10013612.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a retail energy provider (REP) supplying electricity and natural gas to residential and small business customers in the Northeastern United States.  GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shale and other unconventional fuel resources.  GOGAS resource development projects include oil shale initiatives in Colorado and Israel.  For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10 (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain our income and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2012	December 31, 2011
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$101,864	$102,220
Restricted cash	40	591
Trade accounts receivable, net of allowance for doubtful accounts of $130 at March 31, 2012 and December 31, 2011	27,459	23,959
Inventory	980	4,067
Prepaid expenses	3,110	3,953
Deferred income tax assets—current portion	3,198	3,081
Other current assets	963	1,626

Total current assets	137,614	139,497
Property, plant and equipment, net	426	446
Goodwill	3,663	3,663
Deferred income tax assets—long-term portion	1,819	2,026
Other assets	3,856	2,309

Total assets	$147,378	$147,941

Liabilities and equity
Current liabilities:
Trade accounts payable	$12,605	$12,929
Accrued expenses	8,757	9,152
Income taxes payable	3,215	2,624
Dividends payable	758	1,148
Due to IDT Corporation	614	757
Other current liabilities	96	1,032

Total current liabilities	26,045	27,642
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at March 31, 2012 and December 31, 2011	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 21,412 and 21,382 shares issued and 21,396 and 21,382 shares outstanding at March 31, 2012 and December 31, 2011, respectively	214	214
Additional paid-in capital	92,491	92,321
Treasury stock, at cost, consisting of 16 and nil shares of Class B common stock at March 31, 2012 and December 31, 2011, respectively	(133)	—
Accumulated other comprehensive loss	(103)	(137)
Retained earnings	34,770	34,924

Total Genie Energy Ltd. stockholders’ equity	127,255	127,338
Noncontrolling interests:
Noncontrolling interests	(4,922)	(6,039)
Receivable for issuance of equity	(1,000)	(1,000)

Total noncontrolling interests	(5,922)	(7,039)

Total equity	121,333	120,299

Total liabilities and equity	$147,378	$147,941

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(in thousands, except per share data)

Revenues	$57,505	$63,426
Direct cost of revenues	39,473	46,261

Gross profit	18,032	17,165

Operating expenses and losses:
Selling, general and administrative (i)	12,407	7,721
Research and development	2,093	2,300
Equity in the net loss of AMSO, LLC	839	669

Income from operations	2,693	6,475
Interest expense and financing fees, net	(685)	(536)
Other (expense) income, net	(14)	229

Income before income taxes	1,994	6,168
Provision for income taxes	(791)	(3,788)

Net income	1,203	2,380
Net (income) loss attributable to noncontrolling interests	(599)	363

Net income attributable to Genie Energy Ltd.	$604	$2,743

Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.03	$0.13

Diluted	$0.03	$0.12

Weighted-average number of shares used in calculation of earnings per share:
Basic	21,000	20,365

Diluted	22,960	22,342

Dividends declared per common share	$0.033	$—

(i) Stock-based compensation included in selling, general and administrative expense	$683	$197

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(in thousands)

Net income	$1,203	$2,380
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	29	4
Deferred income taxes	90	(396)
Stock-based compensation	683	197
Equity in the net loss of AMSO, LLC	839	669
Change in assets and liabilities:
Trade accounts receivable	(3,499)	(4,515)
Inventory	3,087	3,216
Prepaid expenses	843	1,434
Other current assets and other assets	(884)	181
Trade accounts payable, accrued expenses and other current liabilities	(1,326)	(1,507)
Due to IDT Corporation	(143)	—
Income taxes payable	591	115

Net cash provided by operating activities	1,513	1,778
Investing activities
Capital expenditures	(12)	(3)
Capital contributions to AMSO, LLC	(1,139)	(1,428)
Changes in restricted cash	551	132

Net cash used in investing activities	(600)	(1,299)
Financing activities
Funding provided by IDT Corporation, net	—	3,214
Dividends paid	(1,149)	—
Proceeds from exercise of stock options	5	—
Repurchases of Class B common stock from employees	(133)	—

Net cash (used in) provided by financing activities	(1,277)	3,214
Effect of exchange rate changes on cash and cash equivalents	8	—

Net (decrease) increase in cash and cash equivalents	(356)	3,693
Cash and cash equivalents at beginning of period	102,220	30,780

Cash and cash equivalents at end of period	$101,864	$34,473